UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 5, 2016

MEDICUS HOMECARE INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55272	33-1227048
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

Waiblingerstrasse 34, Stuttgart, Germany	70372
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	+49 157 894 69537

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02	Departure Of Directors or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers

Effective January 5, 2015, Dr. Elmedina Adzemovic resigned as our Chief Financial Officer of our company. Dr. Adzemovic’s resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Concurrently, we appointed Leon Nowek as our Chief Financial Officer.

Leon Nowek (age 58) – Chief Financial Officer

Throughout his career, Mr. Leon Novek has held numerous positions including positions with Henfrey & Co., Nexus Resource group and with numerous other resource and technology start-ups. From 1994 to 2002, Mr. Nowek was co-founder of and held numerous positions with Turbodyne Technologies Inc., including being a Director, Corporate Secretary and CFO. He was responsible for financing the company’s listing on the NASDAQ exchange and all of its regulatory filings in the USA, Canada and Europe.

From 2002 to 2014, Mr. Nowek was involved in numerous start up technology companies in USA, Germany and China, as an investor, consultant (on finance, mergers, regulatory filings) and strategic advisor to these young companies. Mr. Nowek is also President, CFO and Director of a small holding and consulting company, Krystal Holdings Inc., since its incorporation in 2006 in Nassau, Bahamas. He is also President, Director, CFO and an investor of a private start-up oil and gas exploration company called Sunspot Energy Corp., a Canadian registered company since April, 2013. In 2015, Mr. Nowek moved to Poland where he received his confirmation of Polish Citizenship.

Mr. Nowek graduated from high school in in Canada and comes from an accounting background. He was enrolled in the Certified General Accountants Association (“CGA”) program in Canada, and completed over four years of the CGA certification, but never finished this certification.

Our company believes that Mr. Nowek has the educational, business and operational experience and management skills necessary to be the Chief Financial Officer of our company. From Mr. Nowek’s experience with public companies and finance is an asset to our company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICUS HOMECARE INC.

/s/Dr. Orhan Karahodza
Dr. Orhan Karahodza
President and Director
January 12, 2016